                                                                      Exhibit 11

                  OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                 (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                    -------------------------------------------------
                                        (in thousands, except per share amounts)
                                    -------------------------------------------------
                                      Three Months Ended        Six Months Ended
                                          January 31               January 31
                                    -----------------------  ------------------------
                                      1999         1998         1999         1998
                                    -----------------------  ------------------------
Net income (loss) available to
stockholders (numerator)              $2,276      $  (97)       $4,304       $1,776
                                      ======      ======        ======       ======

Shares Calculation (denominator)

Average shares outstanding -           5,843        6,259        5,862        6,267
    basic

Effect of Dilutive Securities:

Potential Common Stock
    relating to stock options            212           27          117           41
                                     -------      -------      -------      -------

Average shares outstanding -
    assuming dilution                  6,055        6,286        5,979        6,308
                                     =======      =======      =======      =======

Net Income (Loss) Per Share:
    Basic                            $  0.39     $ (0.02)      $  0.73      $  0.28
                                     =======     =======       =======      =======
    Dilutive                         $  0.38     $ (0.02)      $  0.72      $  0.28
                                     =======     =======       =======      =======